Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-139576) and Form S-8 (No. 333-126978) of Veri-Tek International, Corp. of our report dated April 9, 2007, which report appears in the Annual Report on Form 10-K/A, Amendment No. 1 of Veri-Tek International, Corp. for the fiscal year ended December 31, 2006.

/S/ UHY LLP
UHY LLP

Sterling Heights, Michigan

May 16, 2007